Exhibit 99.1

STAAR Surgical Q3 2020 Earnings Call Transcript

Date: November 4, 2020

CORPORATE PARTICIPANTS

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Patrick F. Williams, Chief Financial Officer, STAAR Surgical

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical

OTHER PARTICIPANTS

Anthony Petrone, Analyst, Jefferies LLC

Chris Cooley, Analyst, Stephens, Inc.

Ryan Zimmerman, Analyst, BTIG LLC

Andrew Brackmann, Analyst, William Blair & Co. LLC

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Third Quarter 2020 Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the call will be open for questions. [Operator Instructions] This call is being recorded today Wednesday November 4, 2020. At this time, I would like to turn the conference over to Mr. Brian Moore, Vice President, Investor, Media Relations and Corporate Development for STAAR Surgical.

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical Co.

Thank you, Staci, and good afternoon everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss the company's financial results for the third quarter ended October 2, 2020. On the call today are Caren Mason, President and Chief Executive Officer and Patrick Williams, Chief Financial Officer. The press release of our third quarter results was issued just after 4:00 PM Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs, and prospects.

These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

Exhibit 99.1

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release. Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then re-queue with any follow-ups. We thank everyone in advance for their cooperation with this process. And with that, I would now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Brian. Good afternoon everyone and thank you for joining us on today's call.

The third quarter 2020 results, we reported today, represent yet another record level of quarterly sales and a return to the levels of growth that are more representative of the demand for our EVO Visian ICL family of lenses. For the third quarter of 2020, STAAR'S net sales increased 21% over the prior year driven by 25% global ICL unit growth as markets more fully reopened following COVID-19 related shutdowns. On a regional basis, ICL unit growth in the third quarter was positive in a large majority of the top markets we track, as compared to the second quarter of 2020 when just three of our top markets achieved positive ICL unit growth, both metrics on a year-over-year basis.

Standout markets for ICL unit growth in the third quarter of 2020 compared to prior year included China up 33%, Japan up 67%, South Korea up 21%, Rest of Asia-Pacific up 67%, Spain up 24%, European distributor markets up 17% and Germany up 13%. India and the Middle East were the two markets that remained most challenged by COVID-19 during the third quarter with each market down more than 50% in ICL units over the prior-year period. Excluding India and the Middle East, global ICL unit growth for the third quarter of 2020 would have been 32% or 7 points higher than the 25% we reported.

Several factors contributed to our growth during the third quarter.

First, we benefited from our strong presence and growing share in Asia Pacific markets. Many APAC countries seem to be ahead of the curve with respect to effectively meeting and managing the COVID-19 challenge. Life appears to be returning to normal in Asia Pacific geographies earlier than many other locations around the globe. For example, our employees in Japan and China report that COVID-19 impacts daily life less than we're hearing from our employees in other parts of the world. Globally, we continue to support our customers in getting back to pre-COVID norms while also monitoring any developing trends or actions that could lead to business disruption.

Second, we are observing an EVO patient in Asia and Europe that seems more motivated to reach a quick decision regarding refractive surgery, often selecting the first doctor he or she consults whereas historically these same patients may have met with two doctors or three doctors before making a final decision. The feedback we are receiving from clinicians is that patients are increasingly more motivated to quickly seek visual freedom as the pandemic has been quite challenging, as expressed by their patients who wear glasses and contact lenses. There also appears to be a sentiment amongst patients to do something good for themselves, as one of our clinicians in Spain shared with us.

Exhibit 99.1

Third, COVID-19 related closures and delays such as in the National College Entrance Exam in China, which was pushed back a month to July may have shifted some of our normal demand cycle from the second quarter into the third quarter.

And fourth, we effectively targeted and supported geographies with significant volume opportunity during the third quarter with patient recruiting, surgeon training and marketing.

During the peak season in China, we resumed in-person or onsite patient educational roadshows at hospitals and hotels in the third quarter, where our customers promoted EVO with “high definition” and “premium” messaging. We had active marketing campaigns in China, Japan and Korea via digital, outdoor, commuter train, and subway stations and/or social media platforms. We also resumed advertising in Germany and Spain as those markets more fully reopened.

In the U.S., we expanded our strategic relationships with surgeons through a Refractive Restart program to support clinics as the U.S. market reopened. The success of this program has prompted a continuance of many facets of our surgeon support into and through the fourth quarter.

Finally, as a measure of our success and awareness beyond just sales, our EVO websites drew twice as many unique visitors in the third quarter compared to the year-ago period. On a year-to-date basis, through the third quarter, our Doc Finder visits are up nearly 250% over the prior-year period.

Turning now to our pipeline of products, and potential key catalysts for STAAR in 2021, and beyond, we have made meaningful progress relating to our two new products for the U.S. and European markets. In the U.S., the primary study analysis cohort of 300 subjects has been enrolled and implanted with our EVO family of myopia lenses, which sets the stage for first-half 2021 submission to the FDA, and if marketing approval is obtained, the opening of the U.S. market to our EVO lenses. Our clinical trial sites continue to adhere to clinical trial protocols. We look forward to sharing additional details, when appropriate, in 2021.

Today, we also announced the initial launch and commercialization of our EVO Viva presbyopia-correcting lens in Europe. Details on our progress, including publication of the first peer-reviewed clinical paper, consumer websites launching in several countries and the first patient implant of the EVO Viva lens in Belgium are contained in a separate press release we issued this afternoon.

With Viva, STAAR has introduced an implantable lens to treat presbyopia designed to deliver all of the benefits of the EVO lens for myopia with the added benefit of addressing near intermediate and distance visual acuity. Clinical trial results have been evaluated and reported in an article written by our principal investigators and medical monitor and recently published in Clinical Ophthalmology. The conclusion of the study authors is as follows, "This multicenter prospective clinical investigation demonstrated the ability of the EDOF ICL to correct myopia and presbyopia resulting in improvement of uncorrected near, intermediate and distance visual acuity without compromising the quality of vision. The EDOF ICL allows subjects to perform tasks of daily living without glasses or contact lenses. Subjects reported significant improvements in quality of life with high levels of spectacle independence and satisfaction."

We are conducting a phased rollout of our EVO Viva lenses to gather information on best practices in patient selection and patient management to optimize the objective and subjective factors that will delight patients in this large addressable market. The initial surgeons recognized as leaders in their respective markets for refractive surgery will be implanting the lens as well as making significant

Exhibit 99.1

contributions to the EVO Viva playbook of best practices, thereby providing a pathway to full commercialization of the lens in the second half of 2021.

The third quarter of 2020 was a strong quarter for STAAR on multiple levels. Most importantly, we believe the essential fundamental demand for our EVO lenses has gained momentum, and is reflecting what we experienced pre-COVID. The STAAR team remains focused on creating a lens-based future within refractive vision correction where we believe we have the opportunity to move our global market share from 10% in the near-term to 20% to 30% plus global market share in the foreseeable future.

We feel very good about our business today and with the exception of the unknowns, which the pandemic holds, we are reiterating our outlook for the remainder of 2020, provided in August, which has us close-out the year with the fourth quarter in the range of approximately $43 million in net sales with the caveat of increased spending to support a strongly developing outlook for 2021.

Patrick?

Patrick F. Williams - Chief Financial Officer, STAAR Surgical Co.

Thank you Caren, and good afternoon everyone.

Total net sales for Q3 2020 were $47.1 million, up 21% as compared to the $39.1 million of net sales in the year ago quarter, and up 34% on a sequential basis from Q2 2020. The increase in net sales was attributable to the strong growth in those markets as Caren mentioned earlier.

In terms of product mix, ICL sales representative 88% of total company net sales for the third quarter 2020, and other products represented 12%, which is consistent with the recent trend.

Gross profit for Q3 2020 was $34.9 million or 74.1% of net sales as compared to gross profit of $29.1 million or 74.4% of net sales for the prior-year quarter and $24.4 million or 69.4% of net sales for Q2 2020. The 30 basis point change in gross margin as compared to prior-year quarter is primarily due to geographic sales mix, period costs associated with manufacturing expansion projects, and an increased sales mix of injector parts which carry a lower margin than our ICL. The 470 basis point sequential increase in gross margins from the second quarter is due to higher sales and a return to a more normalized level of manufacturing following a voluntary six-week COVID-19 manufacturing pause. Consistent with our comments on the last call, we continue to expect gross margin in the low 70% range for the fourth quarter of 2020.

Moving down the income statement, total operating expenses for Q3 2020 were $30 million as compared to $25.7 million in the year-ago quarter and $25.5 million for Q2 2020. We continue our cost containment measures related to non-essential variable costs while also expanding programs designed to drive growth. We expect total Q4 2020 operating expenses to be similar to our Q3 2020 results. Taking a closer look at the components of operating expenses, G&A expense for Q3 2020 was $8.6 million compared to $7.1 million for the year-ago quarter and $7.8 million for Q2 2020. The year-over-year increase in G&A is due to increased salary-related expenses, variable compensation and facility costs. The increase from Q2 2020 was due to increased variable compensation, consulting costs and facility costs. For the fourth quarter, we expect G&A to be up slightly from Q3 2020, as we begin investments to support 2021 and beyond. Selling and marketing expense was $12.7 million for Q3 2020 compared to $12.5 million for the year-ago quarter and $10.3 million for Q2 2020. The increase in selling and marketing expense from the prior-year quarter was due to increased salary related expenses, advertising and promotional activities, and variable

Exhibit 99.1

compensation, offset by decreased tradeshow and travel expenses, and the increase from Q2 2020 was due to increased advertising and promotional activities, salary-related expenses, variable compensation, and trade show expenses. For the fourth quarter, we expect selling and marketing expense to be down slightly from our Q3 2020 results.

Research and development expense was $8.8 million in Q3 2020 compared to $6.2 million for the year-ago quarter and $7.3 million for Q2. The increase in research and development expense, as compared to both periods, was primarily due to increased clinical expenses associated with our EVO clinical trial in the U.S. and the increased salary-related expenses and variable compensation. For the fourth quarter, we expect R&D to be up from our Q3 2020 results.

Operating income in Q3 2020 was $4.9 million or 10.4% of net sales as compared to $3.3 million or 8.5% of net sales for the year-ago quarter. The 190 basis point year-over-year expansion in operating margin is due to leverage on fixed and variable operating expenses during the quarter.

Net income for the third quarter was $4 million or $0.08 per diluted share compared to net income of $2.4 million or $0.05 per share in the year-ago quarter. On a non-GAAP basis, adjusted net income for Q3 2020 was $6.7 million or $0.14 per diluted share compared to adjusted net income of $5.5 million or $0.12 per diluted share in the year-ago period. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning to our balance sheet, our cash and cash equivalents, as of October 2, 2020, totaled $128.3 million, up $12 million compared to $116.3 million at the end of second quarter 2020. The sequential increase from the second quarter is primarily attributable to $9.6 million in cash generated from operations.

Before we open up the call to your questions I would like to highlight several upcoming Investor meeting and conferences that STAAR will be attending. On November 17, STAAR will be attending the Jefferies London Virtual Healthcare Conference. On November 19, STAAR will be participating in the Stephens Annual Investment Conference. Caren and I look forward to speaking with many of you at these events in the coming weeks.

And this concludes our prepared remarks. Operator, we are now ready to take questions.

Questions and Answers

Operator: [Operator Instructions]

And your first question comes from Anthony Petrone, Jefferies. Please go ahead, sir.

Anthony Petrone, Analyst, Jefferies LLC

Oh, hi. Thank you. And hope everyone's doing well and congratulations on a good quarter here. I think Caren a couple on China first and then follow-up on EVO Viva. And just looking at the numbers for China, in particular, it actually looks like sequentially pricing sort of normalized and even improved. And so, maybe just to check our math there, did pricing in China improve? And when you look at the 33% implant increase, how does that stack up in terms of patients when you sort of bifurcate between high myopes and more moderate myope patients and then I'll have a follow-up on Viva.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Exhibit 99.1

Well, thank you, Anthony. Appreciate it. In terms of pricing in China, yes we had a strong quarter really on ASPs globally, and a lot of that was due to mix. And when we look at Toric versus spheric, our Toric business continues to improve as well as take a larger share of our total ICL volume. With regard to higher myopes versus medium myopes, we definitely, especially in China, which is specific to your question, we are definitely going down the diopter curve. We have stories of individuals at minus 1 that were very interested in not having any need for glasses, especially wearing masks as often as we do now. So yes, the mix in China is continuing to go down the diopter curve toward more of what has typically been a laser vision correction targeted market.

Anthony Petrone, Analyst, Jefferies LLC

Well, that's helpful, and then the two follow-ups real quick. I'll add one in there. One would be when you look at the China implant 33%, and Japan, in particular, up 67%, is there a way to splice out how much is still coming from deferred procedures coming back into the fold or is that new demand? And then, just the strategy for the launch with Viva, is that going to be a combination of direct and distributor. And I'll get back in queue. Thanks again.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Okay. So with regard to our third quarter revenue, how much of it's new demand, how much of it is holdover, I did refer in my script in fact that there was some variation in normal – the normal busy season, for example, in China, in that young people, their college entrance exams were delayed, that made their going back to school delayed, which made third quarter heavier than for some categories, our most interested implant patients going up a bit in Q3. So, there was a little bit of that. But I believe, for the most part, when we talk to our clinicians, and surgeons, and what we get back is that there's just this tremendous interest and enthusiasm for visual freedom. And a lot of it is related to, I think, a reaction to the pandemic. And so, I would say that the majority of what we are seeing is not holdover but new demand.

With regard to the Viva launch, as I said in my prepared remarks, we really are working with those refractive surgeons, in the major markets, across Europe, who are excellent at implanting our myopic EVO lens, and working with them on rolling out, very effectively, our new presbyopic lens, which adds several levels of new newness, so to speak, in terms of working with patients and understanding the motivation for which visual correction need they have the highest regard or highest requirement. So, as result of that, there's a lot of patient selection criteria that goes into it. You have to very properly target the patients. You need to make sure that you have excellent patient management post-surgery and follow-up. And so, with the best implanters we are rolling this product out, and we expect, by next year, hopefully in-person, in Barcelona, our EVO playbook will be made available and we will make the EVO Viva lens commercially available to all surgeons, including those who are currently served by our distributor, both those – our distributor markets both those that are our normal distribution as well as hybrid.

Anthony Petrone, Analyst, Jefferies LLCQ

That's great. Thanks, again.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

You're welcome.

Operator: And your next question comes from Chris Cooley with Stephens.

Exhibit 99.1

Chris Cooley, Analyst, Stephens, Inc.

Good afternoon, everyone, and congratulations on the record quarter. Appreciate you taking the questions.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thanks, Chris.

Chris Cooley Analyst, Stephens, Inc.

Hey, thank you. If I could start with the U.S., maybe a little bit differently there, could you help us understand what the Refractive Restart program, Caren, what's the change in terms of your reach, when you think about the surgeon population here in the United States, if we think about the current kind of premium implanters for premium IOLs on the cataract side, but also higher end refractive practices. Just trying to think about what your current penetration is and how the Refractive Restart program has helped expand within that network kind of expectations there in advance of the launch next year? And I've got a quick follow-up.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure. So, the Refractive Restart program was designed to support surgeons, who are coming back after the worst of COVID and reopening their practices, many of whom had been either strong to what I would call medium users of our Visian ICL in the U.S. The goal of the Refractive Restart was to help the surgeon attract patients by us providing the surgeon for bilateral implant patients, one of those lenses free of charge. And so, the surgeon had the opportunity there to determine how they wanted to offer that benefit to their patients.

What we have found is that, a majority of the Refractive Restart surgeons that signed on, and there were hundreds, their goal was to really become more familiar with the Visian ICL in preparation for EVO and also to be able to offer their patients quite an opportunity to get our lenses versus potentially a LASIK procedure at maybe equal or even less price.

And so, it got a lot of patients that maybe had in the past been told that either they did not qualify for a laser vision procedure. They were called again, and brought back in, and/or new patients who came in, who wanted visual freedom, and were offered EVO and whom, many of whom selected it. So, as a result of that, we were up sequentially over 70% in units, when you count those that were provided free of charge. So, we've had a lot of very happy patients, and a lot of very happy surgeons, who are getting more and more excited about the possibility of EVO coming to the U.S. next year.

Chris Cooley, Analyst, Stephens, Inc.

That's great. I appreciate the color. And then, just lastly for me on the regulatory front, just want to make sure, we're level-set appropriately going into next year. Do you anticipate that you will require a panel for the EVO lens in the United States and also could you remind us expectations for when you might begin a trial or start the process for what I'm assuming there would be a supplemental filing for Viva here in the United States as well. Thank you and, again, congratulations on the quarter.

Exhibit 99.1

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Chris. As a Class III medical device, going for approval, we're on a panel track. It is our assessment that based on the fact that this is a safety study, where the endpoints are clear, at this point, we do not expect that there will be a panel but, of course, that is a decision for the FDA, but our belief, at this point, is that if and when we are able to provide the FDA with the critical information and data that supports approval that we would then be able to go direct to, to approval. With regard to bringing Viva to the United States, as soon as the full EVO family of lenses is approved by the FDA in the U.S., we are immediately going into an IDE discussion on bringing Viva to the U.S.

Chris Cooley, Analyst, Stephens, Inc.

Thank you.

Operator: Our next question comes from the line of Ryan Zimmerman, BTIG.

Ryan Zimmerman, Analyst, BTIG LLC

Thank you. Congrats on the quarter. It's starting to see, a couple questions for me, number one, Caren, just love to – Japan is doing great. It's almost half the size now of China in terms of sales. And so, my previous viewpoint of that market was it was certainly a lot smaller than China. So, I'm just wondering if you could help us understand what your penetration looks like in Japan and whether your view of that market has changed, or has it gotten bigger, as Japan has outperformed just from a unit growth perspective?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.
Well Japan is a very exciting story for STAAR. We have been working very effectively with the key opinion leaders in Japan, who are very significant in terms of the Japanese society's determination. And so what's been going on is that with the pullback of laser vision correction procedures, which at one point were above 400,000, now full refractive procedures in Japan are anywhere, per those surgeons, somewhere in the 80,000 to 100,000 procedure range. What we are now experiencing is above 30% at least market share. So, where we are headed in Japan is to continue to work with surgeon groups and practices and university KOLs who want to bring only lens-based practices as a standard to the market. And just recently, actually in August, Forbes Japan covered two of our surgeons, Dr. Shimizu and Dr. Kitazawa, and they themselves in that article, very clearly indicated what I just told you about laser vision correction, what's going on in terms of number of refractor procedures, and why the ICL is the best choice.

Patrick F. Williams, Chief Financial Officer, STAAR Surgical Co.

Hey, Ryan, it's Patrick. And as a reminder......Japan, if you're looking at it, it does have our injector revenue in there. So that might be why you're kind of thinking that overall Japan is going higher. But just remember that so a couple million dollars a quarter of revenue that does get lumped into geography, Japan.

Ryan Zimmerman, Analyst, BTIG LLC

Okay. That's very helpful. Thank you for that clarification, Patrick. And then, maybe just a follow-up, on Anthony's question, just actually, two quick ones from me. Just on the China performance, I mean certainly the data points have been very positive for the quarter. And Caren, I'm just wondering if you could speak a little bit to the seasonality, I guess, into the fourth quarter and your durability of that dynamic in the fourth quarter? I think certainly with some pull-forward or the dynamic of the college

Exhibit 99.1

entrance exams, I'm just wondering if you could kind of – if you're able to quantify what that benefit was and what you expect going forward in China?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Well, we talked about in August what our growth projections were and what was being reported in terms of actual number of ICLs implanted and we came up with around 35% average. What we reported for the third quarter was 33% growth, that’s sales to the distributor. What has been going on, in a very strong China market for us, is demand outweighing what we are selling. And so, as a result of that, that's a good position to be in, in that we expect continuing growth even into the fourth quarter, and that we have used up quite a bit of the inventory in Q3, but all of that is figured into our projection of approximately $43 million in revenue for Q4 even with the very strong China and that's because we are looking at a global map of COVID and potential challenges with the additional, so the Middle East and India continuing to be on a slow recovery. But there is no doubt that China growth is very strong.

Ryan Zimmerman, Analyst, BTIG LLC

Okay. That's very helpful. And then just quickly from me and I'll hop back in queue. You talked about timing with submission to the FDA, I think, first half 2021. Are you still expecting a few months potentially of being on the market in 2021, as you start to launch EVO in the U.S. or are you expecting – or at the very least, are you expecting some revenue at the tail-end of 2021 with EVO in the U.S. Thanks for taking the questions.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure. Thank you, Ryan. Well we would love to have EVO revenue in the U.S. the minute we can get it. So, at this point in time, we are uncomfortable and I'm sure you can imagine 100% saying that we expect to have revenue because we've got to get through the, and appropriately, with the FDA all the steps to approval. But I can tell you that everything is being prepared as if we could go to market tomorrow.

Ryan Zimmerman, Analyst, BTIG LLC

Okay. Appreciate it. Congrats again

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you.

Operator: Our next question comes from Andrew Brackmann with William Blair.

Andrew Brackmann, Analyst, William Blair & Co. LLCQ

Hi, Caren. Hi, Patrick. Good afternoon and thanks for taking the questions.

Caren, maybe to go back to a point you made earlier on the call related to patients making the ICL decision a little bit quicker than normal, I guess, how should we be thinking about that trend continuing over the longer-term? And, I guess, related to the demographic here, are there any other sort of macro changes that you've witnessed in this recovery period here?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Yes. We have a weekly call with global representatives about markets and momentum and COVID and other obvious business indicators of where we're headed. And one of the things that keeps happening is that because of the necessary sacrifices that so many people are making, where they are unable to have the kind of social life, family events, et cetera, and because when they do go out, they have to wear

Exhibit 99.1

masks or other apparatus that are challenging for eyeglass, and contact lens wearers, there is this sentiment that they want to do something good for themselves, and we've heard that more than once.

We've heard it many times. And so you, I know, are aware that the plastic surgery experience right now is much greater. We believe that whether you're talking about aligners or our EVO lenses or certain procedures for aesthetic benefit, patients are just excited, and they're anxious, and once they make up their mind, they want it today. And so, people are going into our surgeons' offices, around the world, and going "I want EVO. I want it now. How fast can I have it?" And so that's a sea change from a couple of years ago where patients were, on average, surgeons would tell us patients would wait a year from the time they started researching and having one, two, or three visits with several doctors before they let anybody touch their eye.

Now, we think part of the reason why this has improved as well as social media has really picked up, and I talked about the fact that our Doc Finder visits are up 250% and, you know, when we're talking about events we do in China, hundreds of thousands of individuals, you know key in or listen to TikTok presentations et cetera. So, I just think the momentum is really out there for individuals who really want to take care of things that are challenging to them, and vision care is a really high priority.

Andrew Brackmann, Analyst, William Blair & Co. LLC

Perfect. Thanks for all that color. Maybe shifting gears here just around market share, I think you had talked about 20% share in China sort of by year-end. So I guess, first, is that sort of the assumption that you're working with. And I guess longer-term... ...I think it was around this time last year you had sort of talked about the 25% target by the end of 2022. Obviously made some big strides this year, so, I guess, how should we be, thinking about that longer-term target, over the next couple of years?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Yes. We still are there. I mean if we could do the 25% earlier we will. The momentum is certainly, the winds at our back, and it's really up to us to make sure that we take excellent advantage, and do what we need to do, to make sure that we can deliver to China, all of the lens demand that we foresee. And yes, it is in the 25% range. We're already past 20%.

Andrew Brackmann, Analyst, William Blair & Co. LLC

Perfect. Thanks, Caren.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Andrew.

Operator: And your last question comes from Bruce Jackson, Benchmark.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Thank you for taking my question. If we could look at the seasonality in Europe in the fourth quarter generally, it's up sequentially. This year, we've got COVID-19, so the possibility of some increased lockdown and the offset of the EDOF launch. Earlier, you mentioned that the EDOF launch was going to be kind of a controlled launch. How are you looking at all these puts and takes in terms of the sequential sales growth for Europe in the fourth quarter?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Exhibit 99.1

Sure. Just as a reminder Bruce, last year, we switched from our normal sequential growth quarter-by-quarter through Q4, and Q3 became our largest quarter. And it is really based now on China being a big part of our units and, as a result of that, their busy season is an overwhelming indicator for growth in the Q2-Q3 timeframe. Q4, we then usually have Europe jump in, in a big way, and then Korea in the winter months that even blend into January et cetera. So, the way we see it is Q3 will be our biggest quarter this year, and Q4 will be very nice growth, double-digit growth, from prior year, but will be modulated a bit by our watching what's going on in certain markets around the world. Some not still fully recovered and others requiring shutdown. So, we just want to be careful and prudent and we measure this daily. And right now, what I'm reporting is what we see for the fourth quarter.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Okay. That's helpful. Thank you very much.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Bruce.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. We appreciate your interest and investment in STAAR Surgical. Please take good care, all the best to all of you.

Operator: Thank you for joining today's conference call. You may now disconnect.

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